Filed Pursuant to Rule 424(b)(3)

Registration No. 333-291986

PROSPECTUS

7,485,437 Shares of Series B Preferred Stock

8,792,634 Shares of Class A Common Stock

This prospectus relates to the resale, from time to time, by the selling stockholders named in this prospectus under the heading “Selling Stockholders” (including their transferees, donees, pledgees and other successors-in-interest), of (i) up to 7,485,437 shares of our preferred stock, par value $0.0001 per share, designated as “11% Series B Cumulative Convertible Preferred Stock” (the “Series B Preferred Stock”), issued to certain of the selling shareholders in private placements on September 8, 2025, November 24, 2025, November 25, 2025, December 1, 2025 and December 4, 2025 (the “Preferred Private Placements”) and (ii) up to 8,792,634 shares of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), which includes up to 8,792,634 shares of Class A Common Stock issuable upon the conversion of the Series B Preferred Stock.

Any prospectus supplement may add, update or change information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. You should carefully read this prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference, before buying shares of our Series B Preferred Stock or Class A Common Stock.

We will not receive any proceeds from the sale of shares of Series B Preferred Stock or Class A Common Stock by selling stockholders.

We are registering resale of the Series B Preferred Stock and Class A Common Stock to satisfy certain registration rights we have granted to the selling shareholders. The selling shareholders may offer all or part of the Series B Preferred Stock and Class A Common Stock for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices, ordinary brokerage transactions, in underwritten offerings, directly to market makers of our securities, or through any other means described in the section entitled “Plan of Distribution” herein.

Our shares of Class A Common Stock are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “FBYD”. On December 4, 2025, the last reported sale price of our Class A Common Stock was $19.65 per share.

We expect to apply to list our Series B Preferred Stock on Nasdaq under the intended symbol “FBYDP.”

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” on page 4 of this prospectus and contained in any applicable prospectus supplement, and under similar headings in the documents that are incorporated by reference into this prospectus.

We are an “emerging growth company” and a “smaller reporting company” under the federal securities laws and we are subject to reduced disclosure and public reporting requirements. See “Prospectus Summary — Emerging Growth Company” and  “Prospectus Summary — Smaller Reporting Company.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated December 12, 2025.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this prospectus, the selling stockholders may sell from time to time the shares of preferred stock and common stock described in this prospectus.

The selling stockholders listed under the heading “Selling Stockholders” in this prospectus (including their transferees, donees, pledgees and other successors-in-interest) may offer and sell up to sell (i) up to 7,485,437 shares of our Series B Preferred Stock and (ii) up to 8,792,634 shares of our Class A Common Stock, which includes up to 8,792,634 shares of Class A Common Stock issuable upon the conversion of the Series B Preferred Stock, pursuant to this prospectus. Any prospectus supplement may also add, update or change any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to read carefully this prospectus and any applicable prospectus supplement, together with the information incorporated herein by reference as described in the section titled “Incorporation of Certain Information by Reference,” before buying any of the securities being offered.

We have not, and the selling stockholders have not, authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus and any applicable prospectus supplement. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

The information appearing in this prospectus and any applicable prospectus supplement is accurate only as of the date on the front of the document and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or the applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains and incorporates by reference industry, market and competitive position data from our own internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies and publicly available information in addition to research, surveys and studies conducted by third parties. The content of these third-party sources, except to the extent specifically set forth in this prospectus and the documents incorporated by reference in this prospectus, does not constitute a portion of this prospectus or the documents incorporated by reference in this prospectus and is not incorporated herein or therein. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

In addition, while we are responsible for all of the disclosure contained in this prospectus and the documents incorporated by reference in this prospectus and we believe the industry, market and competitive position data included in this prospectus and the documents incorporated by reference in this prospectus is reliable and based on reasonable assumptions, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed in the section titled “Special Note Regarding Forward-Looking Statements” in this prospectus and in the section titled “Risk Factors” incorporated by reference in this prospectus from our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us. Accordingly, investors should not place undue reliance on this information.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference into this prospectus that was filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference into this prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “Registrant,” and “Falcon’s” refer to Falcon’s Beyond Global, Inc. and its subsidiaries. References to “FBD” refer to the Company’s Falcon’s Beyond Destinations division; references to “FCG” refer to the Company’s Falcon’s Creative Group division; and references to “FBB” refer to the Company’s Falcon’s Beyond Brands division. References to “Falcon’s Opco” refer to Falcon’s Beyond Global, LLC.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, each prospectus supplement and the documents incorporated by reference in this prospectus and each prospectus supplement contain statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements relating to expectations for future financial performance, business strategies or expectations for our business. These statements are based on the beliefs and assumptions of the management of the Company. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, it cannot provide assurance that it will achieve or realize these plans, intentions or expectations. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this in this prospectus, words such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “strive,” “target,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

You should not place undue reliance on these forward-looking statements. Should one or more of a number of known and unknown risks and uncertainties materialize, or should any of our assumptions prove incorrect, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to the risks below, which also serves as a summary of the principal risks of an investment in our securities:

●	We may not be able to sustain our growth, effectively manage our anticipated future growth, implement our business strategies or achieve the results we anticipate.

●	The impairments of our intangible assets and equity method investment in our joint ventures, have materially and adversely impacted our business and results of operations and may do so again in the future.

●	Our current liquidity resources raise substantial doubt about our ability to continue as a going concern and holders of our securities could suffer a total loss of their investment.

●	We will require additional capital to support the growth of our business. This capital might not be available on acceptable terms, if at all, or if available may result in restrictions on our operations or substantial dilution to our stockholders.

●	Our FBD business is in transition, and the repositioning and rebranding of FBD projects will be subject to timing, budgeting and other risks which could have a material adverse effect on us. In addition, the ongoing need for capital expenditures to develop our FBD business could have a material adverse effect on us, including our financial condition, liquidity and results of operations.

●	Our growth plans in FCG and FBB may take longer than anticipated or may not be successful.

●	Our ability to execute on our strategy and business model is dependent on the quality of our services, and our failure to offer high quality services could have a material adverse effect on its sales and results of operations.

●	Anticipated synergies across our three business lines may not create the diversified revenue streams that we believe they will.

●	A significant portion of FCG’s and our revenue is derived from two large clients of FCG and any loss of, or decrease in services to, those clients could harm FCG’s and our results of operations.

●	The timing of recognition of revenue from our contracted pipeline is difficult to predict with certainty and in some cases may extend over a number of fiscal years.

●	Following the completion of the Strategic Investment (as defined below), the Company, Falcon’s Opco and Falcon’s Creative Group, LLC are subject to contractual restrictions that may affect our ability to access the public markets and expand our business.

●	The significance of our operations and partnerships outside of the United States makes us susceptible to the risks of doing business internationally, which could lower our revenues, increase our costs, reduce our profits, disrupt our business, or damage our reputation.

●	We are exposed to risks related to operating in the Kingdom of Saudi Arabia.

●	Our indebtedness and liabilities could limit the cash flow available for our operations, which may adversely affect our financial condition and future financial results. The principal, premium, if any, and interest payment obligations of such debt may restrict our future operations and impair our ability to invest in our businesses.

●	We have entered and expect to continue to enter into joint venture, strategic collaborations, teaming and other business arrangements, and these activities involve risks and uncertainties. A failure of any such relationship could have a material adverse effect on our business and results of operations

●	In certain jurisdictions into which we are expanding, we will rely on strategic relationships with local partners in order to be able to offer and market our products and services. If we cannot establish and maintain these relationships, our business, financial condition and results of operations could be adversely affected.

●	We are dependent on the continued contributions of our senior management and other key employees, and the loss of any of whom could adversely affect our business, operating results, and financial condition. If we are unable to hire, retain, train and motivate qualified personnel and senior management for our businesses and deploy our personnel and resources to meet customer demand around the world, our business could suffer.

●	Failures in, material damage to, or interruptions in our information technology systems, software or websites, and difficulties in updating our systems or software or implementing new systems or software could adversely affect our businesses or operations.

●	Protection of electronically stored data and other cybersecurity is costly, and if our data or systems are materially compromised in spite of this protection, we may incur additional costs, lost opportunities, damage to our reputation, disruption of services or theft of our assets.

●	Our insurance may not be adequate to cover potential losses, liabilities and damages, the cost of insurance may continue to increase materially, including as a result of natural disasters, some of which may be related to climate change, and we may not be able to secure insurance to cover all of our risks, all of which could have a material adverse effect on us.

●	Theft of our intellectual property, including unauthorized exhibition of our content, may decrease our licensing, franchising and programming revenue which may adversely affect our business and profitability.

●	We are a holding company and our only material assets are our interests in Falcon’s Opco, and our other equity method investments. Accordingly, we are generally dependent upon distributions from Falcon’s Opco and our other equity method investments to pay taxes, make payments under the Tax Receivable Agreement and pay dividends.

●	Under the Tax Receivable Agreement, the Company is required to make payments to the Company’s initial or current unitholders for certain tax benefits to which the Company may become entitled, and those payments may be substantial. In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits the Company realizes in respect of the tax attributes subject to the Tax Receivable Agreement.

●	If Falcon’s Opco were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, the Company and Falcon’s Opco might be subject to potentially significant tax inefficiencies, and the Company would not be able to recover payments previously made by it under the Tax Receivable Agreement even if the corresponding tax benefits were subsequently determined to have been unavailable due to such status.

●	As a public reporting company, we are subject to rules and regulations established from time to time by the SEC and Public Company Accounting Oversight Board regarding our internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results or report them in a timely manner.

●	We have identified material weaknesses in our internal controls over financial reporting. If we are unable to remediate these material weaknesses, if management identifies additional material weaknesses in the future or if we otherwise fail to maintain effective internal controls over financial reporting, we may not be able to accurately or timely report our financial position or results of operations, which may adversely affect our business and stock price or cause our access to the capital markets to be impaired.

●	There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

●	The Demerau family controls over 58% of our voting power and is able to exert significant influence over stockholder decisions because of its share ownership.

●	Cecil D. Magpuri, our Chief Executive Officer, controls over twenty percent of our voting power and is able to exert significant influence over the direction of our business.

●	We may not be able to realize the anticipated benefits of the acquisition of Oceaneering Engineering Services (“OES”) and our efforts to integrate OES and grow Falcon’s Attractions may disrupt our other operations.

●	We may not be able to mitigate the risks related to legacy OES products and our ability to service such products and we may not be able to grow current and future potential customer relationships for OES products.

Forward-looking statements are provided for illustrative purposes only and are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as updated by our future filings, could affect the future results of the Company, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this prospectus. The Company undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, this prospectus, each prospectus supplement and the documents incorporated by reference in this prospectus and each prospectus supplement contain statements of belief and similar statements that reflect the beliefs and opinions of the Company on the relevant subject. These statements are based upon information available to the Company as of the date of this prospectus, and while the Company believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that the Company has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus and any applicable prospectus supplement, including the risks of investing in our Series B Preferred Stock and Class A Common Stock discussed in the section titled “Risk Factors” contained in this prospectus and in any applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Overview of the Company

The Company operates at the intersection of three potential high-growth business opportunities: content, technology, and experiences. We create immersive entertainment experiences by designing theme parks, developing engaging content, and bringing brands to life through innovative storytelling and technology. We aim to engage, inspire, and entertain people through our creativity and innovation, and to connect people with brands, with each other, and with themselves through the combination of digital and physical experiences. At the core of our business is brand creation and optimization, facilitated by our multi-disciplinary creative teams. The Company has three business divisions, which are conducted through four operating segments. Our business divisions complement each other as we pursue our growth strategy: (i) the Company’s Falcon’s Creative Group division (“FCG”) creates master plans, designs attractions and experiential entertainment, and produces content, interactives and software; (ii) the Company’s Falcon’s Beyond Destinations division (“FBD”), consisting of Producciones de Parques, S.L., a joint venture between Falcon’s and Meliá Hotels International, S.A. (“Meliá”) (“PDP”), and Destinations Operations, develops a diverse range of entertainment experiences using both Falcon’s owned and third party licensed intellectual property, spanning location-based entertainment, dining, and retail; and (iii) the Company’s Falcon’s Beyond Brands division (“FBB”) endeavors to bring brands and intellectual property to life through ride and technology sales and service, animation, movies, licensing and merchandising, and gaming.

Corporate Information

We were incorporated as a Delaware corporation on July 8, 2022. We are a holding company and our only material assets are the Falcon’s Opco Units we hold in Falcon’s Opco, and our other equity method investments.

Our principal executive office is located at 1768 Park Center Drive, Orlando, FL 32835. Our telephone number is (407) 909-9350. Our website address is https://falconsbeyond.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Emerging Growth Company

We qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have not elected to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of our consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the effectiveness of our registration statement on Form S-4 in connection with our business combination with FAST Acquisition Corp. II, (b) in which we have total annual revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the shares of Class A Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, and (ii) our annual revenue exceeds $100 million during such completed fiscal year and the market value of the shares of Class A Common Stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

The Offering

Shares of Series B Preferred Stock offered by the selling stockholders	7,485,437 shares of Series B Preferred Stock

Shares of Class A Common Stock offered by the selling stockholders	8,792,634 shares of Class A Common Stock assuming conversion in full of the Series B Preferred Stock, and a conversion ratio of one-to-one based on a liquidation preference of $5.00 per share. See “Description of Capital Stock—Preferred Stock—Series B Preferred Stock—Conversion” for more information.

Shares of Class A Common Stock outstanding prior to the offering (excluding shares of Class A Common Stock issuable upon conversion of the Series B Preferred Stock and excluding shares of Class A Common Stock underlying the Class B Common Stock and Falcon’s Opco units)	48,410,017

Shares of Class A Common Stock outstanding following the offering assuming conversion in full of the Series B Preferred Stock (excluding the shares of Class A Common Stock underlying the Class B Common Stock and Falcon’s Opco units)	57,199,651

Terms of this offering	The selling stockholders may sell, transfer or otherwise dispose of any or all of the shares of Series B Preferred Stock and Class A Common Stock offered by this prospectus from time to time as described under the caption “Plan of Distribution” in this prospectus.

Use of proceeds	All of the shares of Series B Preferred Stock and Class A Common Stock being offered hereby are being sold by selling stockholders. We will not receive any proceeds from the sale of the Series B Preferred Stock or Class A Common Stock by the selling stockholders. See “Use of Proceeds.”

Risk factors	Investing in our securities involves a high degree of risk and purchasers of our securities may lose their entire investment. See the information under the caption “Risk Factors” on page 4 of this prospectus and the other information included elsewhere in this prospectus and incorporated by reference herein for a discussion of factors you should consider before deciding to invest in our securities.

Nasdaq listing	Our shares of Class A Common Stock are listed on Nasdaq under the symbol “FBYD”. We expect to apply to list our Series B Preferred Stock on Nasdaq under the intended symbol “FBYDP.”

The above discussion is based on 48,410,017 shares of our Class A Common Stock, and 6,547,579 shares of our Series B Preferred Stock outstanding as of December 4, 2025, and excludes, as of that date, the following:

●	919,564 shares of Class A Common Stock underlying unvested restricted stock units;

●	7,294,756 shares of Class A Common Stock reserved for future grants of equity-based awards under our equity incentive plan;

●	1,000,000 shares of Class A Common Stock and 39,000,000 shares of Class B Common Stock issued but held in escrow and which will vest or be forfeited based the volume weighted average closing sale price of shares of Class A Common Stock during the five-year period beginning on October 6, 2024 and ending on October 6, 2029 pursuant to the Earnout Escrow Agreement;

●	72,662,820 shares of Class A Common Stock underlying Class B Common Stock and Falcon’s Opco units; and

●	1,294,272 shares of Class A Common Stock issued on October 6, 2028 upon the exchange of 5,177,089 outstanding Warrants pursuant to the Warrant Exchange.

RISK FACTORS

Investing in our Series B Preferred Stock or Class A Common Stock involves a high degree of risk. Before deciding whether to invest in our Series B Preferred Stock or Class A Common Stock, you should consider carefully the risks and uncertainties described in the section titled “Risk Factors” contained in any applicable prospectus supplement, and described under the section entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference in this prospectus and any applicable prospectus supplement. See the sections titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occur, our business, financial condition, results of operations or cash flow could be seriously harmed. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Please also carefully read the section entitled “Special Note Regarding Forward-Looking Statements.”

Sales of a substantial number of our securities in the public market by the selling stockholders could cause the price of our shares of Class A Common Stock or Series B Preferred Stock to fall.

The selling stockholders can sell, under this prospectus, up to (A) 8,792,634 shares of Class A Common Stock, which includes 8,792,634 shares of Class A Common Stock issued to the selling stockholders upon conversion of the Series B Preferred Stock and (B) 7,485,437 shares of Series B Preferred Stock. Depending on the price, the public stockholders may have paid significantly more than the selling stockholders for any Class A Common Stock or Series B Preferred Stock they may have purchased in the open market based on variable market price.

The sale of all or a portion of the securities being offered in this prospectus could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, some of the selling stockholders may still experience a positive rate of return on the securities they purchased due to the price at which such selling securityholder initially purchased the securities.

In addition, sales of a substantial number of our shares of Class A Common Stock and/or Series B Preferred Stock in the public market by the selling stockholders, or the perception that those sales might occur, could depress the market price of our Class A Common Stock and Series B Preferred Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Class A Common Stock and Series B Preferred Stock.

Your Series B Preferred Stock may be converted automatically, at a time that is disadvantageous to you; holders have no ability to elect to convert the Series B Preferred Stock.

Pursuant to the Certificate of Designation for the Series B Preferred Stock, we can convert automatically all of the shares of Series B Preferred Stock into shares of Class A Common Stock, without any action on your part at the applicable conversion rate, following the date that is the third anniversary of the original issuance date of the Series B Preferred Stock, if at any time volume weighted average sale price of the Class A Common Stock equals or exceeds $10.00 for at least 21 trading days during a period of 30 consecutive trading days ending on the trading day immediately prior to the date of determination. Holders of Series B Preferred Stock have no ability to elect to convert shares of Series B Preferred Stock into shares of Class A Common Stock. If the Series B Preferred Stock is automatically converted, you will receive shares of Class A Common Stock at the then-applicable conversion rate. The Series B Preferred Stock may be converted at a time that is disadvantageous to the holders of shares of Series B Preferred Stock. The value of the Class A Common Stock received upon such conversion may be less than the value that holders would have received if they had sold their Series B Preferred Stock.

The Series B Preferred Stock is equity and is subordinate to the Company’s existing and future indebtedness.

All shares of Series B Preferred Stock offered by the selling stockholders hereby are equity interests and does not constitute indebtedness of the Company or any of its subsidiaries. As a result, any Series B Preferred Stock ranks junior to all of the Company’s and its subsidiaries’ existing and future indebtedness and other non-equity claims with respect to assets available to satisfy claims against the Company, including claims in the event of the Company’s liquidation. If the Company is forced to liquidate its assets to pay its creditors, the Company may not have sufficient funds to pay amounts due on any or all of the Series B Preferred Stock or any other series of its preferred stock then outstanding.

The Company has approximately $8.8 million of outstanding indebtedness as of December 4, 2025. The terms of the Series B Preferred Stock will not restrict the Company’s business or operations, nor will they restrict the Company’s ability to incur indebtedness or engage in any transactions, subject only to the specified voting rights of the Series B Preferred Stock described in the Certificate of Designation relating to the Series B Preferred Stock.

The Series B Preferred Stock may be junior to other preferred stock the Company may issue in the future.

The Series B Preferred Stock may be junior as to payment of dividends to any future series of preferred stock that the Company may issue (with the requisite vote or consent of the holders of the Series B Preferred Stock and all other series of parity stock that the Company have issued or may issue with like voting rights, voting together as a single class) in the future that is expressly stated to be senior to the applicable series of preferred stock as to payment of dividends and the distribution of assets upon liquidation or winding up of the Company. If at any time the Company has failed to pay, on the applicable payment date, accrued dividends on any of those shares that rank senior in priority with respect to dividends, the Company may not pay any dividends on the applicable series of preferred stock or redeem or otherwise repurchase any shares of such series of preferred stock until the Company has paid or set aside for payment the full amount of the unpaid dividends on the shares that rank senior in priority with respect to dividends that must, under the terms of such shares, be paid before the Company may pay dividends on, or redeem or repurchase, the applicable series of preferred stock. In addition, in the event of any liquidation or winding up of the Company, holders of a series of preferred stock will not be entitled to receive the liquidation preference of their shares until the Company has paid or set aside an amount sufficient to pay in full the liquidation preference of any class or series of the Company’s capital stock ranking senior as to rights upon liquidation or winding up.

The Series B Preferred Stock will rank junior to all of the Company’s and its subsidiaries’ liabilities in the event of a bankruptcy, liquidation or winding-up.

In the event of bankruptcy, liquidation or winding-up, the Company’s assets will be available to pay obligations on the Series B Preferred Stock only after all of the Company’s liabilities have been paid. In addition, the Series B Preferred Stock effectively ranks junior to all existing and future liabilities of the Company and its subsidiaries. The rights of holders of the Series B Preferred Stock to participate in the assets of the Company and its subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of creditors. In the event of bankruptcy, liquidation or winding-up, there may not be sufficient assets remaining, after paying the Company’s liabilities and the Company’s subsidiaries’ liabilities, to pay amounts due on the Series B Preferred Stock.

The Series B Preferred Stock is perpetual in nature.

The shares of Series B Preferred Stock represent a perpetual interest in the Company and, except as described in this prospectus, will not give rise to a claim for payment of a principal amount or liquidation preference at a particular date. As a result, the holders of the Series B Preferred Stock may be required to bear the financial risks of an investment in the Series B Preferred Stock for an indefinite period of time.

An active trading market for the Series B Preferred Stock may not develop or continue, and the market price and trading volume of the Series B Preferred Stock may fluctuate significantly.

Since the Series B Preferred Stock has no stated maturity date and holders have no ability to elect to convert the Series B Preferred Stock into Class A Common Stock, investors seeking liquidity will be limited to selling their shares in the secondary market. The Company cannot assure you that an active trading market in the Series B Preferred Stock will develop or, even if it develops, the Company cannot assure you that it will last, in which case the market price of the Series B Preferred Stock could be materially and adversely affected and your ability to transfer your shares of Series B Preferred Stock will be limited.

If an active trading market does develop, a number of factors may adversely influence the price of the Series B Preferred Stock in public markets, including the Company’s history of paying dividends on the preferred stock, variations in the Company’s financial results, the market for similar securities, investors’ perceptions of the Company, the Company’s issuance of additional preferred equity or indebtedness and general economic, industry, interest rate and market conditions. Because the Series B Preferred Stock carries a fixed dividend rate, its value in the secondary market will be influenced by changes in interest rates and will tend to move inversely to such changes. In particular, an increase in market interest rates will result in higher yields on other financial instruments and may lead purchasers of Series B Preferred Stock to demand a higher yield on the price paid for the Series B Preferred Stock, which could adversely affect the market price of the Series B Preferred Stock. Furthermore, the daily trading volume of the Series B Preferred Stock may be lower than the trading volume of other securities. As a result, investors who desire to liquidate substantial holdings of the Series B Preferred Stock at a single point in time may find that they are unable to dispose of their shares in the market without causing a substantial decline in the market price of such shares.

There can be no assurance that we will be able to comply with the initial and continued listing standards of Nasdaq.

We expect to apply to list our Series B Preferred Stock on Nasdaq. Our eligibility for listing on Nasdaq depends on our ability to initially meet and continue to meet Nasdaq’s listing standards, including the Company having a minimum bid price, level of publicly held shares, and market value. We cannot assure you that we will be able to meet the initial listing requirements and even if our Series B Preferred Stock is listed on Nasdaq. we cannot assure you that our Series B Preferred Stock will continue to be listed on Nasdaq.

If Nasdaq delists our Series B Preferred Stock from trading on its exchange for failure to meet the listing standards, the Company and holders of Series B Preferred Stock could face significant material adverse consequences including:

●	a limited availability of market quotations for the Series B Preferred Stock;

●	a determination that our Series B Preferred Stock is a “penny stock,” which will require brokers trading in our Series B Preferred Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our Series B Preferred Stock;

●	a limited amount of analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The market price of the Series B Preferred Stock will be directly affected by the market price of the Class A Common Stock, which may be volatile.

To the extent that a secondary market for the Series B Preferred Stock develops, the market price of the Series B Preferred Stock will be significantly affected by the market price of the Class A Common Stock. The Company cannot predict how shares of Class A Common Stock will trade in the future. This may result in greater volatility in the market price of the Series B Preferred Stock than would be expected for nonconvertible preferred stock.

Holders of Series B Preferred Stock may have to pay taxes if the Company adjusts the conversion rate of the Series B Preferred Stock in certain circumstances, even though such holders would not receive any cash.

Upon certain adjustments to (or certain failures to make adjustments to) the conversion rate of the Series B Preferred Stock, holders of Series B Preferred Stock may be deemed to have received a distribution from the Company, resulting in taxable income to them for U.S. federal income tax purposes, even though holders would not receive any cash in connection with such adjustment to (or failure to adjust) the conversion rate. If you are a non-U.S. holder of the Series B Preferred Stock, any deemed dividend may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. Please consult your tax advisor regarding the U.S. federal income tax consequences of an adjustment to the conversion rate of the Series B Preferred Stock.

Holders of Series B Preferred Stock may have to pay taxes if the Company makes distributions of additional Series B Preferred Stock on the Series B Preferred Stock, even if holders do not receive any cash.

Pursuant to the terms of the Series B Preferred Stock, the Company has made and, until January 1, 2027, expects to continue to make, distributions on the Series B Preferred Stock in the form of additional shares of Series B Preferred Stock rather than cash. Although it is not free from doubt, the Company expects such distributions generally to be tax-free for U.S. federal income tax purposes, provided that the Company does not have outstanding indebtedness that is convertible into common stock, other equity linked securities, or any class of stock in which the holders of the Series B Preferred Stock do not participate in dividends, and cash payments are made or accrued on such instruments. The Internal Revenue Service (the “IRS”), however, may disagree with our tax analysis and take the position that distributions in the form of additional shares of Series B Preferred Stock will be subject to tax in the same manner as cash distributions. If such position is successful or certain unexpected circumstances occur, in years of distributions in which the Company has current or accumulated earnings and profits, holders of Series B Preferred Stock will generally recognize dividend income in an amount equal to the fair market value of the additional shares of Series B Preferred Stock received in connection with such distributions. In such a case, a holder’s tax liability may exceed the cash such holder receives with respect to its investment in the Series B Preferred Stock. Thus, holders of the Series B Preferred Stock would be required to use funds from other sources to satisfy their tax liabilities arising from their ownership of the Series B Preferred Stock. In addition, if you are a non-U.S. holder of the Series B Preferred Stock, any such dividend may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. Please consult your tax advisor regarding the material U.S. federal income tax considerations of distributions on the Series B Preferred Stock.

USE OF PROCEEDS

All of the shares of Series B Preferred Stock and Class A Common Stock being offered hereby are being sold by selling stockholders. The selling stockholders will receive all of the net proceeds from the sales of shares of Series B Preferred Stock or Class A Common Stock. We will not receive any proceeds from the sale of Series B Preferred Stock or Class A Common Stock by the selling stockholders.

We, and not the selling stockholders, will pay the costs, expenses and fees in connection with the registration of the shares of Series B Preferred Stock and Class A Common Stock covered by this prospectus and any accompanying prospectus supplement, but the selling stockholders will pay all discounts, commissions or brokers’ fees or fees of similar securities industry professionals and transfer taxes, if any, attributable to sales of such shares of Series B Preferred Stock or Class A Common Stock.

SELLING STOCKHOLDERS

Up to 7,485,437 shares of our Series B Preferred Stock and up to 8,792,634 shares of our Class A Common Stock are being offered by this prospectus, all of which are being offered for resale for the account of the selling stockholders named herein. The shares of Class A Common Stock offered by the selling stockholders consist of 8,792,634 shares of Class A Common Stock issuable upon conversion of the Series B Preferred Stock issued to certain of the selling stockholders in the Preferred Private Placements. We are registering the resale of the shares of Series B Preferred Stock and Class A Common Stock pursuant to the requirements of subscription agreements between us and the selling stockholders. We may register additional shares for resale for the account of additional selling stockholders in the future through an accompanying prospectus supplement.

We are registering the resale of the shares of Series B Preferred Stock and Class A Common Stock held by the selling stockholders to permit the selling stockholders to resell or otherwise dispose of such shares in the manner contemplated under “Plan of Distribution” in this prospectus and any accompanying prospectus supplement. As used in this prospectus, the term “selling stockholders” includes the selling securityholders listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees, successors-in-interest and others who later come to hold any of the selling stockholder’s interest in such shares other than through a public sale.

The selling stockholders may sell some, all or none of the shares of Series B Preferred Stock or Class A Common Stock held by them. We do not know how long the selling stockholders will hold such shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of their shares of Series B Preferred Stock or Class A Common Stock. The shares of Series B Preferred Stock and Class A Common Stock covered hereby may be offered from time to time by the selling stockholders.

The following table sets forth the number of shares of our outstanding Series B Preferred Stock and Class A Common Stock beneficially owned by the selling stockholders as of December 5, 2025, the number of shares of Series B Preferred Stock and Class A Common Stock that may be offered under this prospectus, and the number of shares and percentage of our outstanding Series B Preferred Stock and Class A Common Stock beneficially owned by the selling stockholders assuming all of the shares of Series B Preferred Stock and Class A Common Stock covered hereby are sold. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our shares of Series B Preferred Stock and Class A Common Stock. Generally, a person “beneficially owns” shares if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days.

All information contained in the table below and the footnotes thereto is based upon information provided to us by the selling stockholders as of the date of this prospectus. The selling stockholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares or other securities since the date on which the information in the table below is presented. Information about the selling stockholders may change over time. The percentage of shares owned after the offering is based on 7,485,437 shares of our Series B Preferred Stock and 48,410,017 shares of our Class A Common Stock outstanding as of December 4, 2025 and assumes that prior to January 1, 2027, accrued dividends will be paid in the form of shares of Series B Preferred Stock and on and after January 1, 2027, all dividends accrued after such date will be paid in cash (or added to the liquidation preference of each share of Series B Preferred Stock if not paid in cash).

	Shares Beneficially Owned Before the Offering(2)				Number of Shares		Shares Beneficially Owned After the Offering
	Series B Preferred Stock		Class A Common Stock		Registered for Sale Hereby(2)		Series B Preferred Stock		Class A Common Stock
Name of Selling Stockholder	Number	%	Number	%	Series B Preferred Stock	Class A Common Stock	Number	%	Number	%
Infinite Acquisition Partners, LLC(3)	4,720,350	63.1%	31,784,229	58.7%	4,720,350	5,716,302	—	—	26,067,927	48.2%
Ira M. Robb.(4)	830,374	11.1%	1,005,569	2.0%	830,374	1,005,569	—	—	—	—
The Terri Trubey Management Trust(5)	716,497	9.6%	867,670	1.8%	716,497	867,670	—	—	—	—
Gino P. Lucadamo(6)	354,834	4.7%	429,698	*	354,834	429,698	—	—	—	—
Universal Kat Holdings, LLC(7)	315,572	4.2%	382,151	*	315,572	382,151	—	—	—	—
Productions US LLC(8)	315,332	4.2%	381,857	*	315,332	381,857	—	—	—	—
Marigold Investment Partners, LLC(9)	224,735	3.0%	272,149	*	224,735	272,149	—	—	—	—
Daryl White(10)	7,743	*	12,852	*	7,743	9,372	—	—	3,480	*

*	Represents beneficial ownership of less than 1%.

(1)	Unless otherwise noted, the business address of each person is c/o Falcon’s Beyond Global, Inc., 1768 Park Center Drive, Orlando, Florida 32835.

(2)	The actual number of shares of Series B Preferred Stock and Class A Common Stock offered hereby and included in the registration statement, of which this prospectus forms a part, includes, in accordance with Rule 416 under the Securities Act, such indeterminate number of additional shares of our common stock and preferred stock as may become issuable in connection with any proportionate adjustment for any stock splits, stock combinations, stock dividends, recapitalizations or similar events with respect to the Series B Preferred Stock and Class A Common Stock. The Series B Preferred Stock has an annual cumulative dividend rate of 11% of the $5.00 per share liquidation preference, which accrues quarterly. Prior to January 1, 2027, accrued dividends will be paid in the form of shares of Series B Preferred Stock (the “Dividend Shares”), provided that the Company may upon two business days’ prior notice pay any quarterly dividend in cash, and the Company shall pay such dividend in cash (or portion thereof) if the issuance of Dividend Shares, in whole or in part, would require the Company to obtain shareholder approval under applicable law if such shareholder approval has not been obtained. On and after January 1, 2027, all dividends accrued after such date will be paid in cash. With respect to any dividends not declared and paid in Dividend Shares or cash, the dollar amount of such dividends will be added to the liquidation preference of each share of Series B Preferred Stock.

(3)	Includes 400,000 Earnout Shares in the form of Class A Common Stock (the “Earnout Shares”) and an equal number of Earnout Units, which are outstanding and held in escrow and are to be earned, released and delivered upon satisfaction of, or forfeited and canceled upon the failure of certain milestones related to the Common Share Price of Class A Common Stock during the five-year period beginning on October 6, 2024 and 11:59 p.m. New York City time on October 6, 2029 (the “Earnout Period”) pursuant to the terms of the Escrow Agreement, dated as of October 6, 2023, by and among the Company, Falcon’s Opco, the persons receiving Earnout Shares and Earnout Units and Continental Stock Transfer & Trust Company, as escrow agent (the “Earnout Escrow Agreement”). Infinite Acquisitions holds voting rights with respect to the escrowed Earnout Shares but has entered into a Stockholder’s Agreement with the Company pursuant to which Infinite Acquisitions agreed to vote or cause to be voted all such Earnout Shares held for Infinite Acquisitions’ benefit in escrow for or against, to be not voted, or to abstain, in the same proportion as the shares held by the holders of the Company’s common stock as a whole are voted for or against, not voted, or abstained on any matter. Includes up to 35,907,551 shares of Class A Common Stock which Infinite Acquisitions is obligated to deliver to Infinite Founder Series pursuant to the Founder Series Redemption Obligation and up to 8,433,392 shares of Class A Common Stock which Infinite Acquisitions is obligated to deliver to Infinite Strategic Partners pursuant to the Strategic Partners Redemption Obligations, each as described more fully below. Erudite Cria, Inc. (“Infinite Manager”) is the manager of Infinite Acquisitions and has voting and investment discretion with the respect to the securities held by Infinite Acquisitions. Investment and voting decisions at Infinite Manager with respect to the securities held by Infinite Acquisitions are made by the board of directors of Infinite Manager. The directors of Infinite Manager are: Todd Walters, Lucas Demerau, and Cory Demerau. Each director has one vote on all matters presented to the board of Infinite Manager, except that the chairman of the board of directors, Lucas Demerau, has two votes on all matters presented to the board of Infinite Manager. Lucas Demerau, and Cory Demerau are the adult children of Scott Demerau and Julia Demerau. Their voting and investment decisions are not directly or indirectly influenced by Scott Demerau or Julia Demerau and there are no voting agreements among any of them with respect to the Company’s common stock. Therefore, no individual director of Infinite Manager is the beneficial owner, for purposes of Rule 13d-3 of the Exchange Act, of the securities held by Infinite Acquisitions. The address of Infinite Acquisitions is 3420 Pump Road #356, Henrico, Virginia 23233.

(4)	The address of Ira M. Robb. is 12012 South Shore Blvd. Ste. #112, Wellington, Florida 33414.

(5)	The address of the Terri Trubey Management Trust is 2324 Clearwater Run, The Villages, Florida 32162.

(6)	Gino P. Lucadamo serves as a director of the Company.

(7)	The address of Universal Kat Holdings, LLC is 3420 Pump Road #138, Henrico, Virginia 23233.

(8)	The address of Productions US, LLC is 3420 Pump Road #127, Henrico, Virginia 23233.

(9)	The address of Marigold Investment Partners, LLC is 3420 Pump Road, #127, Henrico, Virginia 23233.

(10)	Daryl White is the Company’s Executive Vice President of Global Licensing and Business Development.

The shares that Infinite Acquisitions may sell under this prospectus includes shares of Class A Common Stock which Infinite Acquisitions is obligated to deliver to Infinite Founder Series to Infinite Strategic Partners. Beginning on or about February 14, 2024 and continuing on each February 14 on an annual basis (the “Annual Transfer Date”) for eight years thereafter (the “Founder Redemption Period”), Infinite Acquisitions, which is a series limited liability company under Delaware law, is obligated (such obligations, the “Founder Series Redemption Obligation”) to transfer up to an aggregate of up to 35,907,551 shares of Class A Common Stock, consisting of up to 13,441,004 shares of Class A Common Stock which may be received by Infinite Acquisitions upon redemption of an equal number of Common Units and up to an additional 22,466,547 shares of Class A Common Stock which may be received by Infinite Acquisitions upon redemption of an equal number of Common Units if such Common Units meet the criteria for release under the Earnout Escrow Agreement, in each case, to a series of Infinite Acquisitions, titled “Infinite Acquisition Partners – Founder Series” (the “Founder Series”), which is a series of Infinite Acquisitions not managed by Infinite Manager. The number of shares of Class A Common Stock to be delivered at each payment date is to be reduced by up to 20% of the amount deliverable, subject to an implied minimum share price of $10 per share. In 2021, prior to the time it was a series limited liability company under Delaware law, Infinite Acquisitions entered into agreements with former equity owners of Infinite Acquisitions to redeem their ownership interests in return for the future obligation of Infinite Acquisitions, now an obligation of the Founder Series upon Infinite Acquisitions’ conversion to a Delaware series limited liability company, to return shares of Class A Common Stock (or cash or a combination thereof, at the option of the manager of the Founder Series) to such former equity owners in installments over the Founder Redemption Period. The Founder Series Redemption Obligation provides that Infinite Acquisitions shall transfer shares of Class A Common Stock to the Founder Series on the same terms as the redemption agreements (provided such transfer shall solely be in shares, and not cash). Infinite Acquisitions also has an obligation to a series of Infinite Acquisitions titled “Infinite Acquisition Partners – Strategic Partners Series” (the “SP Series”), which is a series of Infinite Acquisitions not managed by Infinite Manager, and another former investor, (together, the “Strategic Partners”) beginning on December 31, 2023 and for a period of four years thereafter (the “SP Redemption Period”) to deliver and aggregate of 8,433,392 shares of Class A Common Stock over the SP Redemption Period (such obligation, the “Strategic Partners Redemption Obligations”). Infinite Acquisitions entered into the Strategic Partners Redemption Obligations in connection with the raising of capital for purchases in certain private placements in Falcon’s LLC occurring prior to the Business Combination in exchange for the agreement by Infinite Acquisitions (now primarily an obligation of SP Series following the conversion of Infinite Acquisitions to a series limited liability company and an obligation of Infinite Acquisitions with respect to a single former investor who did not invest through SP Series) to provide the shares of Class A Common Stock to such investors over the SP Redemption Period.

PLAN OF DISTRIBUTION

The shares of Series B Preferred Stock and Class A Common Stock owned by the selling stockholders covered by this prospectus and any applicable prospectus supplement may be offered, sold, transferred or otherwise disposed of from time to time by such selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges, markets, trading facilities or in the over-the-counter market or otherwise, at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may sell or otherwise dispose of their securities by one or more of, or a combination of, the following methods:

●	through one or more underwriters in a public offering, pursuant to which underwriters may resell the shares in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale;

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	transactions in which the broker-dealer solicits purchasers on a best efforts basis;

●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of the Nasdaq Stock Market;

●	through trading plans entered into by a selling stockholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement that provide for periodic sales of its securities on the basis of parameters described in such trading plans;

●	short sales or through the settlement of short sales (including short sales “against the box”), subject to compliance with the Securities Act and other applicable securities laws;

●	distribution to employees, members, limited partners or stockholders of a selling stockholder;

●	through the writing or settlement of standardized or over-the-counter options, swaps or other hedging or derivative transactions, whether through an options exchange or otherwise;

●	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

●	by pledge of securities for any loan or obligation (including obligations associated with derivative transactions), including pledges to brokers or dealers who may from time to time effect distributions of securities, and in the case of any collateral call or default on such loan or obligation, pledges or sales of securities by such pledgee or secured parties;

●	delayed delivery arrangements providing for payment and delivery on a specified date in the future;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	in privately negotiated transactions;

●	through dividends or other distributions made by a selling stockholder to its partners, members or stockholders;

●	in options transactions;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 or another exemption from registration under the Securities Act or other such exemption may be sold under Rule 144 rather than pursuant to this prospectus or any accompanying prospectus supplement. Further, the selling stockholders may enter into derivative transactions with broker-dealers, other financial institutions or third parties or sell securities not covered by this prospectus or any accompanying prospectus supplement to third parties in privately negotiated or registered transactions. These transactions may involve the sale of shares of Series B Preferred Stock or Class A Common Stock by the selling stockholders by forward sale or by an offering (directly or by entering into derivative transactions with broker-dealers, other financial institutions or third parties) of options, swaps, rights, warrants or other securities that are offered with, convertible into or exchangeable for shares of Series B Preferred Stock or Class A Common Stock.

The selling stockholders may elect to make an in-kind distribution of the shares of Series B Preferred Stock or Class A Common Stock to its members, partners or shareholders. In such event, we may file a prospectus supplement to the extent required by law in order to permit the distributees to use the prospectus to resell the shares of Series B Preferred Stock or Class A Common Stock acquired in the distribution.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with a selling the stockholder. The selling stockholders may also sell the securities short and redeliver the securities to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus and any applicable prospectus supplement, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121, or Rule 5121, that offering will be conducted in accordance with the relevant provisions of Rule 5121.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The selling stockholders and any other persons participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the selling stockholders and any other relevant persons of any of the securities. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of securities to engage in market-making activities with respect to the securities being distributed. All of the above may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

In addition, we will make copies of this prospectus and any applicable prospectus supplement available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares of Series B Preferred Stock and Class A Common Stock offered by this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our certificate of incorporation and our bylaws. We encourage you to read those documents carefully.

General

Under our amended and restated certificate of incorporation (the “Charter”), our authorized capital stock consists of 680,000,000 shares of capital stock consisting of (i) 650,000,000 shares of common stock, divided into (a) 500,000,000 shares of Class A Common Stock, and (b) 150,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock”); and (ii) 30,000,000 shares of preferred stock, divided into (a) 8,000,000 shares of Series B Preferred Stock and (b) 22,000,000 shares of undesignated preferred stock, par value $0.0001 per share.

As of December 4, 2025, there were 48,410,017 shares of Class A Common Stock outstanding, 83,814,187 shares of Class B Common Stock outstanding and 6,547,579 shares of Series B Preferred Stock outstanding.

Common Stock

Voting Rights

Holders of Class A Common Stock and Class B Common Stock (together, the “common stock”) will be entitled to cast one vote per share of common stock on all matters to be voted on by stockholders. Generally, holders of all classes of common stock vote together as a single class, and an action is approved by stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of common stock will not be entitled to cumulate their votes in the election of directors.

Dividend Rights

Holders of Class A Common Stock will be entitled to the payment of dividends at the times and in the amounts as the board of directors of the Company (the “Board”) in its discretion may determine.

In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of common stock (each, a “Stock Adjustment”) unless (a) a corresponding Stock Adjustment for all other classes of common stock not so adjusted at the time outstanding is made in the same proportion and the same manner and (b) the Stock Adjustment has been reflected in the same economically equivalent manner on all common units. Stock dividends with respect to each class of common stock may only be paid with shares of stock of the same class of common stock. Except as provided for in the immediately preceding two sentences, no dividend or distributions will be declared or paid on the Class B Common Stock.

Cancellation of Class B Common Stock

In the event that any outstanding share of Class B Common Stock shall cease to be held directly or indirectly by a holder of a unit of Falcon’s Opco, such share shall automatically and without further action on the part of the Company or any holder of Class B Common Stock be transferred to the Company and cancelled for no consideration. The Company shall not issue additional shares of Class B Common Stock other than in connection with the valid issuance of Falcon’s Opco units.

Transfer of Class B Common Stock

A holder of Class B Common Stock may transfer or assign shares of Class B Common only if such holder also simultaneously transfers an equal number of such holder’s Falcon’s Opco units in compliance with and as permitted by the A&R Operating Agreement of Falcon’s Opco.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, or winding-up of the Company, the holders of Class A Common Stock will be entitled to receive pari passu, an amount per share equal to the par value thereof, and thereafter will be entitled to receive the remaining assets of the Company available for distribution ratably in proportion to the number of shares of Class A Common Stock, after payment or provision for payment of the debts and other liabilities of the Company and of the preferential and other amounts, if any, to which the holders of preferred stock are entitled.

The holders of Class B Common Stock will not be entitled to receive any assets of the Company in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company.

Other Matters

The holders of common stock do not have preemptive or other subscription rights and there is no sinking fund provisions applicable to common stock.

Pursuant to the strategic investment (the “Strategic Investment”) by Qiddiya Investment Company (“QIC”), QIC has certain pre-emptive rights with respect to any equity securities issued by the Company, other than the FCG parent entity excluded securities as defined in the third amended and restated limited liability company agreement of FCG LLC, as amended on March 18, 2024. For a description of QIC’s preemptive rights with respect to the Company’s securities, see the section of the Annual Report entitled “Risk Factors—Following the completion of the Strategic Investment, the Company, Falcon’s Opco and FCG LLC are subject to contractual restrictions that may affect our ability to access the public markets and expand our business”.

Preferred Stock

General

The Charter provides that the Board has the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of the Company’s assets, which rights may be greater than the rights of the holders of the common stock.

The purpose of authorizing the Board to issue preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from seeking to acquire, a majority of the Company outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the dividend or liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of common stock.

Series B Preferred Stock

Voting Rights

Holders of Series B Preferred Stock have the same voting rights as the Class A Common Stock and will be entitled to vote on an as-converted-to-common stock basis on all matters to be voted on by stockholders generally. The Company will not, without the affirmative vote of a majority of the then outstanding Series B Preferred Stock, (i) amend, alter or repeal any provision of the Certificate of Designation, the Charter or the Bylaws so as to affect the rights or preferences of the Series B Preferred Stock, or (ii) during any period when the Series B Quarterly Dividends has not been paid past the date such payment was required to be made, redeem or repurchase any shares of capital stock of the Company, other than on account of any capital stock ranking senior to the Series B Preferred Stock as to dividend, distribution or liquidation rights.

Dividend Rights

Dividends on shares of Series B Preferred Stock will be cumulative and will accrue at the rate of 11.0% per annum from the issuance date until such time as the shares of Series B Preferred Stock are converted into Class A Common Stock in accordance with the Certificate of Designation, whether or not any such dividends are declared by the Board. The Series B Quarterly Dividends will be paid quarterly in arrears on or the day after the end of each fiscal quarter, unless prohibited by applicable law.

Prior to January 1, 2027, the Series B Quarterly Dividends will be paid in additional shares of Series B Preferred Stock, provided that (A) holders will receive cash in lieu of fractional shares; (B) the Company has the right to elect to pay such dividends in cash; and (C) if the payment of any dividend on the Series B Preferred Stock, in whole or in part, would require the Company to obtain shareholder approval under applicable law, to the extent such approval has not been obtained, the Company will pay such dividend in cash. After January 1, 2027, all Series B Quarterly Dividends shall be paid in cash.

In addition to the Series B Quarterly Dividends, if any dividends are declared on the Class A Common Stock, the holders of the Series B Preferred Stock will first (or simultaneously) receive a dividend on each share of Series B Preferred Stock in an amount equal to the dividend that would be payable on a share of Class A Common Stock issuable upon conversion of a share of Series B Preferred Stock as of the record date for such dividend payment.

Liquidation Preference

On the liquidation, dissolution, distribution of assets or winding up of the Company, each holder of Series B Preferred Stock will be entitled to receive a liquidation preference equal to the greater of (i) $5.00 per share, plus all unpaid Series B Quarterly Dividends and (ii) the amount per share that such holder would have received had the Series B Preferred Stock been converted into Class A Common Stock immediately prior to the liquidation (the “Liquidation Preference”). If, upon the voluntary or involuntary liquidation, winding-up or dissolution of the Company, the amounts payable with respect to the Liquidation Preference is not paid in full, the holders of the Series B Preferred Stock and any other parity stock will share equally and ratably in any distribution of assets in proportion to their liquidation preference. After payment of the full amount of the Liquidation Preference, the holders of the Series B Preferred Stock will have no right or claim to any of the Company’s remaining assets.

Conversion

Following the date that is the third anniversary of the original issuance date of the Series B Preferred Stock, if at any time volume weighted average sale price of the Class A Common Stock equals or exceeds $10.00 for at least 21 trading days during a period of 30 consecutive trading days, as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like, the shares of Series B Preferred Stock will be automatically converted, without any action on the part of the holders thereof, into shares of Class A Common Stock at the then applicable conversion rate. The number of shares of Class A Common Stock to be issued upon conversion will be equal to the quotient of the Liquidation Preference for such shares of Series B Preferred Stock subject to conversion divided by $5.00, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like.

Warrants

Each whole Warrant entitles the registered holder to exchange its Warrants at an exchange ratio of 0.25 shares of Class A Common Stock per Warrant on October 6, 2028. If any holder of Warrants would otherwise be entitled to receive fractional shares in the exchange, the number of shares of Class A Common Stock to be received will be rounded down to the nearest whole number.

The exchange ratio will be appropriately adjusted in the event of any stock dividend, stock split, consolidation, combination, reverse stock split, or reclassification of shares of Class A Common Stock or other similar event.

The Warrants have been issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company (the “Warrant Agreement”). The Warrant Agreement provides that (a) the terms of the Warrants may be amended without the consent of any holder (i) to cure any ambiguity or cure, correct, or supplement any defective provision or add or change any other provisions with respect to matters or questions arising under the warrant agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders, and (ii) to provide for the delivery of an alternative issuance pursuant to the Warrant Agreement. All other modifications or amendments require the vote or written consent of the registered holders of at least 50% of the number of the then outstanding Warrants.

The Company has agreed that, subject to applicable law, any action, proceeding or claim against the Company arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and the Company irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See the section of the Annual Report entitled “Risk Factors — Risks Related to Ownership of Our Securities — The Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our Warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our Company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Registration Rights

On October 5, 2023, the Company, FAST Acquisition Corp. II, FAST Sponsor II LLC and certain equityholders of the Company (the “Holders”) entered into the Registration Rights Agreement, pursuant to which the Holders were granted certain customary registration rights and piggyback rights with respect to their respective shares of Class A Common Stock and any other equity securities of the Company.

On September 8, 2025, November 24, 2025, November 25, 2025, December 1, 2025 and December 4, 2025, the Company entered into subscription agreements with certain accredited investors, including Infinite Acquisitions Partners LLC, a greater than 5% shareholder and creditor of the Company (“Infinite Acquisitions”), and Gino P. Lucadamo, a director of the Company (collectively, the “Subscribers”), pursuant to which the Subscribers were granted certain customary registration rights with respect to their respective shares of Series B Preferred Stock and Class A Common Stock issuable upon the conversion of such shares of Series B Preferred Stock.

Exclusive Forum

The Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (i) any derivative action or proceeding brought on the Company’s behalf; (ii) any action, suit or proceeding asserting a breach of fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of the Company to the Company or its stockholders; (iii) any action, suit or proceeding asserting a claim against the Company, its current or former directors, officers, employees, agents or stockholders arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”), the Charter or the company’s amended and restated by-laws (the “Bylaws”) or (iv) any action, suit or proceeding asserting a claim against the Company, its current or former directors, officers, employees, (including any beneficial owner), to the fullest extent permitted by law, such stockholder shall be deemed to agents or stockholder governed by the internal affairs doctrine, and, if such action is filed in a court other than the Chancery Court by any stockholder have consented to (a) the personal jurisdiction of the Chancery Court in connection with any action brought in any such court; and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. Notwithstanding the foregoing, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act. Additionally, because Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, the exclusive forum provision described above shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act. See the section of the Annual Report entitled “Risk Factors — The provisions of the Charter requiring exclusive forum in the Court of Chancery of the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.”

Certain Anti-Takeover Effects of Provisions of the Charter, the Bylaws and Applicable Law

We have opted out of Section 203 of the DGCL under the Charter, but the Charter has protections similar to those afforded by Section 203 of the DGCL, which prohibit us from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of our outstanding voting stock (the “acquisition”), except if:

●	our board of directors approved the acquisition prior to its consummation;

●	the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

●	the business combination is approved by our board of directors, and by a two-thirds vote of the other stockholders in a meeting.

Generally, a “business combination” includes any merger, consolidation, asset or stock sale, or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, these anti-takeover provisions will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves the acquisition that results in the stockholder becoming an interested stockholder.

This may also have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Authorized but Unissued Shares

The Charter provides that certain shares of authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or otherwise.

Classified Board

The Charter provides that the Board be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of the board only by successfully engaging in a proxy contest at three or more annual meetings. Furthermore, because the Board is classified, directors may be removed only with cause by a majority of our outstanding shares. In addition, the Charter does not provide for cumulative voting in the election of directors.

Special Meetings of Stockholders

The Charter provides that special meetings of the stockholders of the Company may be called, for any purpose or purposes, at any time only by or at the direction of the Board, the Chairperson of the board of directors or the Chief Executive Officer, in each case, in accordance with the Bylaws, and shall not be called by stockholders or any other Person or Persons; provided, that for so long as the holders of shares of Class B Common Stock beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, special meetings of stockholders for any purpose or purposes may also be called by or at the request of stockholders of the Company collectively holding shares of capital stock representing a majority of the total voting power of stock entitled to vote generally in election of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders. The Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Limitation on Stockholder Action by Written Consent

The Charter provides that, subject to the terms of any series of preferred stock, any action required or permitted to be taken by the stockholders of the Company must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting; provided that that for so long as the holders of shares of Class B Common Stock beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, any action that is required or permitted to be taken by stockholder of the Company may be effected by consent in lieu of a meeting. The holders of shares of Class B Common Stock will beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors.

Dissenter’s Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Charter includes a provision that eliminates the personal liability of directors or officers for monetary damages for any breach of fiduciary duty as a director or officer except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

The Bylaws provide that the Company must indemnify and hold harmless the directors and officers of the Company to the fullest extent authorized by the DGCL. The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of the DGCL.

The limitation of liability, advancement and indemnification provisions in the Charter and Bylaws may discourage stockholders from bringing lawsuits against directors or officers for breach of their fiduciary duties. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of the Company’s directors, officers, or employees for which indemnification is sought.

Transfer Agent, Warrant Agent and Registrar

The transfer agent, warrant agent, and registrar for the Company’s capital stock is Continental Stock Transfer & Trust Company. The Company agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent, warrant agent, and registrar, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Listing of Securities

Shares of our Class A Common Stock and Warrants are traded on Nasdaq under the symbols “FBYD” and “FBYDW,” respectively. We expect to apply to list our Series B Preferred Stock on Nasdaq under the intended symbol “FBYDP.” Our Class B Common Stock is not listed on any exchange.

LEGAL MATTERS

Unless otherwise indicated in any applicable prospectus supplement, certain legal matters in connection with the offering and the validity of the securities offered by this prospectus, and any supplement thereto, will be passed upon by White & Case LLP, New York, New York.

EXPERTS

The financial statements of Falcon’s Beyond Global, Inc. as of December 31, 2024 and 2023, and for the years then ended, incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of Falcon’s Creative Group, LLC as of December 31, 2024 and 2023, and for the years then ended, incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth or incorporated by reference in the registration statement and the accompanying exhibits. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document.

Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at https://investors.falconsbeyond.com/. Information contained in or accessible through our website does not constitute a part of this prospectus and is not incorporated by reference in this prospectus. We have included our website address as an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We also incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items and other portions of documents that are deemed to have been furnished, but not filed, or are otherwise not incorporated into registration statements pursuant to applicable rules promulgated by the SEC) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing and concurrent effectiveness of the registration statement but prior to the termination of all offerings covered by this prospectus:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on April 3, 2025, as amended on April 30, 2025 (our “Annual Report”);

●	our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the SEC on May 15, 2025, for the fiscal quarter ended June 30, 2025, filed with the SEC on August 14, 2025, and for the fiscal quarter ended September 30, 2025, filed with the SEC on November 14, 2025;

●	our Current Reports on Form 8-K filed with the SEC on April 22, 2025, April 29, 2025, May 23, 2025, June 4, 2025, August 14, 2025, August 14, 2025, August 15, 2025, August 29, 2025, September 12, 2025, December 1, 2025, December 3, 2025 and December 5, 2025; and

●	the description of our capital stock in our registration statement on Form 8-A filed with the SEC on October 5, 2023 (File No. 001-41833), pursuant to Section 12(b) of the Exchange Act, as updated by Exhibit 4.4 to our Annual Report, as may be further amended by any amendments or reports file for the purposes of updating this description.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. Any such request may be made by writing or telephoning us at the following address or phone number:

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

Falcon’s Beyond Global, Inc.

1768 Park Center Drive

Orlando, FL 32835

(407) 909-9350

Any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

7,485,437 Shares of Series B Preferred Stock

8,792,634 Shares of Class A Common Stock

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PROSPECTUS

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December 12, 2025